Exhibit 99.1

Electronic Game Card Inc. Announces Shareholder Proxy Vote Results

Lord Steinberg Appointed Executive Chairman overwhelmingly approved by shareholders

NEW YORK, NY/LONDON - September 3, 2008 - Electronic Game Card, Inc. (OTCBB: EGMI) ("EGC"), announced today the results of its proxy vote held on September 2, 2008, at the Company's annual shareholder meeting in New York City. Electronic Game Card's shareholders of record as of July 28, 2008 voted to elect the directors to the Company's board and to ratify the selection of Mendoza Berger & Company, L.L.P. as the Company's independent auditors.

After a quorum of shareholders was verified and votes were tabulated, Lord Steinberg's appointment as Executive Chairman of the Board was overwhelmingly approved by 96% of the votes received. Shareholders also approved the continued Board appointments of Lee J. Cole, EGC's interim CEO and Linden J.H. Boyne, EGC's CFO, as well as the confirmation of two new independent board members, Eugene Christiansen and Anna Houssels. Mendoza Berger & Company, L.L.P. also received approval to continue to serve as the Company's independent auditor.

"This is a pivotal day for Electronic Game Card," commented Lord Steinberg. "This Company's core technology is quite novel and very much the precise next generation product for which the gaming industry has been searching. It is my intention to take this company to the next level by introducing revenue opportunities that companies of this size would take years, if ever, to attract. Today our company is on solid financial ground, after witnessing nothing less than a remarkable turnaround over the past two years. We intend to deliver a similar feat going forward as we penetrate the market at a more accelerated pace."

Contact
Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
Call 212-681-4108 or e-mail yvonne@grannusfinancial.com

or

Roger Holdom
Electronic Game Card, Inc.
Call +44 207 451 2480 or e-mail investor.relations@electronicgamecard.com

About Electronic Game Card. Inc.
Electronic Game Card Inc., (OTCBB: EGMI), develops, produces and markets innovative games to the promotional industry worldwide, toys and games, casinos and lottery. The Company's lead product is the EGC Electronic GameCard™, a unique credit card-sized pocket game combining patent-pending proprietary technology of interactive capability with "instant win" excitement. The "EGC Electronic GameCard™" can be programmed to suit a variety of gaming and promotion applications.

EGMI's client base is across the $100 billion global market of, sales promotion, gaming and casinos, Indian gaming and state and national lotteries markets. EGMI develops sales and marketing relationships with agents and distributors globally and currently has agents and distributors in North America, United Kingdom, Ireland, Mexico, Italy, Sweden, Norway, Denmark, Finland, South Africa Australia, New Zealand, and Japan.

For further information, please visit www.electronicgamecard.com

February 2008, Electronic GameCard™ received Gaming Laboratory International approval for security and product robustness. In July 2005, the Public Gaming Research Institute (PGRI) named the Electronic GameCard™ as a 2005 Lottery Product of the Year.

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the Securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission.